UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2017

GYROTRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0382375
(State of incorporation)	(I.R.S. Employer Identification No.)

3412 Progress Drive

Bensalem, Pennsylvania 19020

(Address of principal executive offices)

(215)-244-4740

(Registrant’s telephone number, including area code)

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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

The information contained below in Item 5.03 is hereby incorporated by reference into this Item 3.02.

Gyrotron Technology, Inc. (the “Company’) has sold to an unaffiliated accredited investor in a private offering, 2,860 shares of 17% Convertible Redeemable Series A3 Preferred Stock (“Series A3 Stock”), par value $.001 per share, at a price of $43.75 per share, for aggregate gross proceeds of $125,125. The shares of Series A3 Stock were offered and sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof. The purchaser made customary representations regarding their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof.

Section 5-Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On March 21, 2017, the Secretary of State of the State of Delaware accepted the filing of a Certificate of Designation of Preferences, Rights and Limitations of 17% Convertible Redeemable Series A3 Preferred Stock (the “Certificate of Designation”) designating 25,000 shares of the Company’s authorized preferred stock as Series A3 Stock

Each share of Series A3 Stock has a liquidation preference equal to $43.75 per share plus any accrued or declared and unpaid dividends owed to holders of shares. In the event of a liquidation, winding up, or dissolution of the Company, the Series A3 Stock ranks senior to the common stock, pari passu with the Company’s Series A, A1 and A2, and junior to the Series B, B1, and B2 preferred stock. Cumulative dividends on each share of Series A3 Stock accrue at a rate of 17% of the $43.75 liquidation amount. Dividends are payable quarterly, in cash, when and if declared by the board of directors. The dividends accrue whether or not they have been declared by the board of directors and whether or not there are profits or other funds legally available. The holder of Series A3 Stock has the right, at any time, to convert each share into common stock at a conversion ratio of one share of Series A3 Stock to 100 shares of common stock (i.e. at a conversion price of $0.4375 per common stock).

In the event that payment of the dividend on the Series A3 Stock is six quarters in arrears or the Company does not accept a repurchase request as described below, then (a) the dividend rate shall increase to 20% and (b) the holder or holders of a majority of the shares of Series A3 Stock, voting separately as a class from all other classes, but together with any pari passu class having similar rights, shall have the right to elect a majority of the directors of the board of directors of the Company.

The conversion ratio and price is subject to customary adjustment when the Company declares or pays dividends, makes a distribution on common stock payable in common shares, or affects a subdivision, split, consolidation, combination, or reverse split of outstanding common shares or similar corporate action. The Company, at its option, may require conversion of all or any pro-rata portion of shares of Series A3 Stock outstanding into common stock if at any time (i) the common stock is listed for trading on a national securities exchange, an inter-dealer automated quotation system, or the over the counter bulletin board, (ii) the Company shall have prepared and filed with the Securities and Exchange Commission a registration statement covering the shares of common stock to be issued upon due conversion of the Series A3 Stock, and such registration statement shall have been declared effective under the Securities Act of 1933, (iii) during any preceding period of twenty consecutive trading days (while clause (i) and (ii) above are fulfilled) the closing price equals or exceeds 200% of the conversion price then in effect, and (iv) the Company is current on its dividends on the Series A3 Stock. The holders of Series A3 Stock have the right to one vote for each share of common stock into which such share of Series A3 Stock could then be converted.

On or after May 31, 2022, a holder of Series A3 Stock may request the Company to repurchase (and the Company may offer to repurchase), on the date which is 30 calendar days thereafter, all shares of Series A3 Stock held by such holder for cash equal to $43.75 per share plus accrued and unpaid dividends as of the repurchase date.

The foregoing summary of the Certificate of Designation is qualified in its entirety by reference to the complete Certificate of Designation, a copy of which is attached hereto as Exhibit 3.15 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.15	Certificate of Designation of Preferences, Rights and Limitations of 17% Convertible Redeemable Series A3 Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GYROTRON TECHNOLOGY, INC.

Date: March 27, 2017	By:	/s/ Vlad Sklyarevich
Vlad Sklyarevich
President and Treasurer

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